Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 4, 2025 with respect to the financial statements of QXO, Inc. for the year ended December 31, 2024 included in the Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Marlton, New Jersey

May 28, 2026